UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 23, 2018

ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii	001-35492	45-4849780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

822 Bishop Street, P. O. Box 3440
Honolulu, Hawaii 96801
(Address of principal executive office and zip code)

(808) 525-6611
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 if this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 if this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
On January 23, 2018, Alexander & Baldwin, Inc., a Hawaii corporation (the “Company”), completed the payment of its previously announced special distribution (the “Special Distribution”) in an aggregate amount of $783 million (approximately $15.92 per share). The Special Distribution was paid through the issuance of 22,587,299 shares of the Company's common stock and the payment of $156.6 million in cash. The Special Distribution was paid to shareholders of record as of the close of business on November 29, 2017 (the “Record Date”). Shareholders had an opportunity to elect to receive the Special Distribution in the form of cash or additional shares of common stock, subject to a limit of $156.6 million of cash, in the aggregate, to be distributed (excluding any cash paid in lieu of issuing fractional shares). Shareholders who elected to receive payment in the form of cash received approximately $4.27 per share in cash and approximately 0.42 shares of common stock for each share held on the Record Date (with cash paid in lieu of fractional shares). Shareholders who elected to receive payment in additional shares of common stock, or who were treated as having elected to receive payment in additional shares of common stock due to failing to return a properly completed election form prior to 5:00 p.m. Eastern Time on January 12, 2018, received approximately 0.57 shares of common stock for each share held on the Record Date (with cash paid in lieu of fractional shares).
On January 23, 2018, the Company issued a press release announcing the completion of payment of the Special Distribution. A copy of the press release is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits
99.1    Press release issued by Alexander & Baldwin, Inc. on January 23, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDER & BALDWIN, INC.

/s/ Nelson N.S. Chun
Nelson N.S. Chun
Senior Vice President and Chief Legal Officer

Dated:    January 23, 2018